UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 24, 2006
VISTACARE, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50118 (Commission File Number)	06-1521534 (IRS Employer Identification No.)
4800 North Scottsdale Road,
Suite 5000
Scottsdale, Arizona 85251

(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (480) 648-4545
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Item 9.01 Financial Statements and Exhibits
SIGNATURE
Exhibit 10.1
Exhibit 10.2
Exhibit 99.1

Item 1.01 Entry into a Material Definitive Agreement
On March 24, 2006, the Board of Directors of VistaCare, Inc. (the “Company”) appointed Henry L. Hirvela to serve as the Company’s Chief Financial Officer. The terms of Mr. Hirvela’s appointment are set forth in an employment offer letter, dated March 22, 2006, between the Company and Mr. Hirvela (the “Employment Offer Letter”). The Employment Offer Letter was accepted by Mr. Hirvela on March 24, 2006. A copy of the Employment Offer Letter is attached as Exhibit 10.1 to this Current Report and is incorporated herein by reference.
According to the terms of the Employment Offer Letter, Mr. Hirvela will receive a base salary of $250,000 per year and is eligible for an annual bonus of up to 40% of his base salary. Mr. Hirvela also received an incentive stock option grant to purchase 50,000 shares of the Company’s common stock at an exercise price of $15.91 (the last sale price as quoted on Nasdaq National Market at the market close on March 24, 2006). The options will vest twenty percent (20%) per year over a five-year period. Mr. Hirvela will also receive an initial grant of 24,000 shares of restricted stock. The shares of restricted stock will vest at a rate of twenty percent (20%) per year over a five-year period. Mr. Hirvela will be entitled to customary benefits during his employment by the Company as are provided generally to other senior executives of the Company, including health, dental, life and disability insurance, 401(k) and other employee benefits.
In connection with the appointment, the Company entered into a Management Agreement with Mr. Hirvela, which sets forth certain severance arrangements in the event of termination of Mr. Hirvela’s employment with the Company. Under the Management Agreement, Mr. Hirvela will continue to receive his then current salary, as well as health and life insurance benefits (or the full value thereof in cash), for 12 months after the date of his employment termination, if the termination occurs before a “change in control” of the Company and the termination is by the Company for any reason other than “cause” or Mr. Hirvela’s death or “disability,” or by Mr. Hirvela for “good reason,” as such terms are defined in the Management Agreement. If Mr. Hirvela’s employment with the Company is terminated within two years following a change in control by the Company for any reason other than cause or his death or disability, or by Mr. Hirvela for good reason, Mr. Hirvela will (1) receive within 30 days of his employment termination a lump sum payment equal to two times his then current annual salary and (2) continue to receive for two years after the date of his termination the health and life insurance benefits he would have received had his employment by the Company not terminated (or the full value thereof in cash). In the event that Mr. Hirvela’s employment with the Company is terminated following a change in control and Mr. Hirvela is entitled to the payment and benefits described above, the vesting of all options the Company has granted to Mr. Hirvela to purchase shares of its common stock will be accelerated in full, and under the terms of the restricted stock award, all shares of restricted stock will accelerate in full. The Company’s financial obligations to Mr. Hirvela under the Management Agreement is contingent on the Company’s receipt of an executed release from Mr. Hirvela, releasing and discharging the “Company Indemnitees,” as defined in the Management Agreement, from any and all known and unknown claims Mr. Hirvela may have against such Company Indemnitees. In addition, the Management Agreement provides that Mr. Hirvela’s employment by the Company is “at-will” and that nothing contained therein shall be construed as an employment contract. A copy of the Management Agreement is attached as Exhibit 10.2 to this Current Report and is incorporated herein by reference.
On March 27, 2006, the Company issued a press release announcing Mr. Hirvela’s appointment. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
On March 24, 2006, Henry L. Hirvela was appointed as the Company’s Chief Financial Officer. Mr. Hirvela first joined VistaCare as a Senior Executive Financial Consultant in February 2006. Prior to this engagement, Mr. Hirvela founded Phoenix Management Partners, LLC, during which time he served as President and CEO of Vigilant Systems, Inc, developed Ironwood Golf Group LLC, and served as Chairman for Three-Five Systems, Inc., an electronic manufacturing services company. From 1996 to 2000, Mr. Hirvela served as Vice President and Chief Financial Officer for Allied Waste Industries, Inc. His other past experience includes senior leadership positions for technology and environmental services companies. Mr. Hirvela earned a Bachelor of Arts from United States International University in San Diego and holds an MBA from the Johnson Graduate School of Management from Cornell University. He currently serves as a Member of the National Association of Corporate Directors.
The information set forth in Item 1.01 to this Current Report is incorporated in this Item 5.02 by reference.

Item 9.01 Financial Statements and Exhibits
Exhibits:
(d)
10.1	Employment Offer Letter dated March 22, 2006 between VistaCare, Inc. and Henry L. Hirvela.

10.2	Management Agreement dated March 24, 2006 by and between VistaCare, Inc. and Henry L. Hirvela.

99.1	VistaCare Inc.’s press release dated March 27, 2006.
SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISTACARE, INC.
Date: March 28, 2006	By:	/s/ Stephen Lewis

		Name:	Stephen Lewis
		Title:	Secretary

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